UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 27, 2020

Frontier Communications Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-11001 (Commission File Number)	06-0619596 (IRS Employer Identification No.)

401 Merritt 7, Norwalk, Connecticut 06851
(Address of principal executive offices) (Zip Code)

(203) 614-5600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange
Common Stock, $0.25 par value	FTR	The NASDAQ Stock Market LLC
Preferred Stock Purchase Rights	n/a	The NASDAQ Stock Market LLC

Item 2.02	Results of Operation and Financial Condition.

To the extent applicable, the disclosures in Item 7.01 below are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Since January 2020, Frontier Communications Corporation (the “Company”) has been engaged in discussions with certain holders of the Company’s unsecured notes with respect to potential deleveraging or restructuring transactions which may include the filing of Chapter 11 cases under the U.S. Bankruptcy Code to implement the transactions. The Company has entered into confidentiality agreements (the “NDAs”) with such noteholders (the “NDA Parties”) in connection therewith.

Pursuant to the terms of the NDAs, the Company agreed to publicly disclose certain confidential information regarding the Company provided to the NDA Parties pursuant to the NDAs (the “Cleansing Materials”) upon the occurrence of certain events. The Cleansing Materials are furnished herewith as Exhibit 99.1.

The Cleansing Materials contain the Company's preliminary estimates of certain financial results for the year ended December 31, 2019, based on currently available information. The Company has not yet finalized its results for this period and its consolidated financial statements as of and for the year ended December 31, 2019 are not currently available. The Company's actual results remain subject to the completion of the year-end closing process, which includes review by management and the Company's board of directors, including the audit committee. While carrying out such procedures, the Company may identify items that require it to make adjustments to the preliminary estimates of its results set forth therein. As a result, the Company's actual results could be different from those set forth therein and the differences could be material. Additionally, the Company's estimates are forward-looking statements based solely on information available to it as of the date of the Cleansing Materials and may differ from actual results and such differences may be material. Therefore, a reader should not place undue reliance on these preliminary estimates of the Company's results. The preliminary estimates of the Company's results included therein have been prepared by, and are the responsibility of, the Company's management. The Company's independent auditors have not audited, reviewed or compiled such preliminary estimates of the Company's results. Accordingly, KPMG LLP expresses no opinion or any other form of assurance with respect thereto. The preliminary estimates of certain financial results presented therein should not be considered a substitute for the information to be filed with the SEC in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 once it becomes available.

While the Company continues to actively engage in discussions with the holders of the Company’s unsecured notes, including the NDA Parties, regarding potential deleveraging or restructuring transactions, the Company cannot assure you if, or when, the Company will reach an agreement with its noteholders or the terms of any such agreement. As announced on March 16, 2020, the Company made the decision to defer approximately $322 million in interest payments on its unsecured notes and take advantage of the 60-day grace period allowed under the governing indentures to facilitate the ongoing discussions with holders of its unsecured notes. The Company expects to continue to provide quality service to its customers without interruption and work with its business partners as usual during the course of these discussions and any potential transaction.

The information being furnished in this Item 7.01 “Regulation FD Disclosure” of Form 8-K, including Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Cleansing Materials.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: March 27, 2020	By:	/s/ Mark D. Nielsen
	Name:	Mark D. Nielsen
	Title:	Executive Vice President, Chief Legal Officer and Chief Transaction Officer